Insert 99.1

NEWS RELEASE

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES FILING OF CLASS ACTION SUITS

        Bethesda, Maryland. June 25, 2004. Hanger Orthopedic Group, Inc. (NYSE:HGR) announced that during the past week substantially similar class action lawsuits on behalf of certain shareholders were filed against the Company and certain of its executive officers and directors — two suits in the United States District Court for the Eastern District of New York and three suits in the United States District Court for the Eastern District of Virginia.

        In its press release issued on June 18, 2004, the Company announced that an employee in one of its patient-care centers alleged in a television news story on June 14, 2004 that one of the Company’s clinicians in that center had signed doctors’ signatures on some prescription forms and engaged in other questionable billing activities. The Company’s press release also stated that an independent investigation of the allegations was being conducted by the Audit Committee of the Company’s Board of Directors and that inquiries by regulatory authorities into the matter had been made.

        The class action complaints refer to the billing allegations that had been reported in the television news story. The complaints go on to further allege that the Company was fraudulently billing government and private insurers and fraudulently inflating its sales and earnings.

        Ivan R. Sabel, Chairman & CEO of the Company, said: “We believe the class action allegations of fraudulent conduct by the Company’s executive officers and directors are without merit and irresponsible. We intend to vigorously defend these suits. As we stated in our press release issued last week, we are looking forward to the completion of the independent investigation now underway, and are fully cooperating with regulatory authorities.”

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premiere provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 608 patient-care centers in 44 states and the District of Columbia, with 3,115 employees. Hanger is organized into two business segments: patient-care, which consist of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. In addition, Hanger operates the largest orthotic and prosthetic managed care network in the country.